Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Board of Directors
Dutch Bros Inc.:

We consent to the use of our report dated June 10, 2021, with respect to the balance sheet of Dutch Bros Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Portland, Oregon

September 7, 2021